Exhibit 10.28.2

ALERIS CORPORATION

2010 EQUITY INCENTIVE PLAN

AMENDMENT 2 TO

STOCK OPTION AGREEMENT

On June 1, 2010 you were granted an option to purchase shares of common stock of Aleris Corporation (the “Company”) (the “Option”) pursuant to an Award Agreement issued under the Company’s 2010 Equity Incentive Plan (the “Plan”) amended as of April 28, 2011 by Amendment 1 to the Award Agreement.

In light of the Company becoming a public company, we have amended, restated and renamed the Plan as the 2011 Equity Incentive Plan and we have mutually agreed to amend the terms of your Award Agreement, effective immediately prior to the effectiveness of a 2011 initial public offering of the Company (the “IPO”), as follows:

1.	Section 1. Grant of Stock Option. The last two sentences of Section 1 are deleted.

2.	Section 4(b). Termination without Cause or for Good Reason. The words “six (6)” are hereby amended and replaced with “twelve (12)” in the penultimate sentence of Section 4(b).

3.	Section 10(c). Government and Other Regulations. Section 10(c) is amended to delete subsection 10(c)(v).

4.	Section 13. Fair Market Value. Section 13 is amended and restated to read in its entirety as follows:

Fair Market Value. For purposes of this Agreement, “Fair Market Value”, is defined in the Plan.

5.	Section 15. Stockholders Agreement. Section 15 is deleted.

6.	Section 18. Stock Option Subject to the Plan. Section 18 is amended and restated to read in its entirety as follows:

Stock Option Subject to the Plan. By entering into this Agreement, the Optionee agrees and acknowledges that (i) the Optionee has received and read a copy of the Plan as in effect on the date hereof, and (ii) the Stock Option is subject to the Plan. In the event of a conflict between any term or provision contained in this Agreement and any term or provision of the Plan, the terms and provisions of this Agreement shall prevail. No amendment to the Plan that is inconsistent with the express terms of this Agreement and that adversely affects any of the Optionee’s rights under this Agreement shall be effective as to this Agreement without the Optionee’s prior written consent; provided, however, the Committee may amend the Plan and this Agreement to the extent necessary to comply with applicable law.

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7.	Effective date of this Amendment. This Amendment is effective immediately prior to the effectiveness of the IPO.

8.	Continued Terms of Option. Except as otherwise amended in this Agreement, your Option remains subject in all respects to the terms and conditions of the Award Agreement, Amendment 1, and the 2011 Equity Incentive Plan and you acknowledge that a copy of the 2011 Equity Incentive Plan has been provided to you.

Please indicate your acceptance of this Amendment 2 to the Award Agreement with respect to your Option by signing and returning a copy of this Amendment 2 to the address set forth below as soon as practicable.

ALERIS CORPORATION

Christopher R. Clegg
Executive Vice President, General Counsel & Secretary

Roelof IJ. Baan
Date:

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